Exhibit 10.1
THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Third Amendment to Employment Agreement (the “Third Amendment”) is executed and dated effective as of the 11th day of March, 2009 between Repros Therapeutics Inc., a Delaware corporation (the “Company”) and Joseph S. Podolski (the “Employee”).
     WHEREAS, the Company and Employee entered into an Employment Agreement dated as of January 1, 1993, as amended by the First Amendment to Employment Agreement dated January 31, 2001 and the Second Amendment to Employment Agreement dated October 29, 2002 (as amended, the “Employment Agreement”), which has been renewed for successive one year terms after the Initial Term pursuant to its terms;
     WHEREAS, on February 18, 2009, the Board of Directors elected Paul Lammers, MD, MSc, to the position of President, which had previously been occupied by the Employee;
     WHEREAS, since Mr. Lammers, as President, will be performing duties traditionally done by Employee, the Company and Employee wish to amend certain provisions of the Employment Agreement to clarify Employee’s current position and duties; and
     WHEREAS, the Company and Employee also wish to amend certain provisions of the Employment Agreement to extend Employee’s term and provide Employee with certain additional rights;
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein, the parties hereto agree as follows:
     1. Capitalized terms used but not defined herein have the respective meanings set forth in the Employment Agreement.
     2. Section 2 of the Employment Agreement is hereby amended by replacing it in its entirety with the following:
“Term of Employment. The remaining Term of this Agreement is hereby fixed at the period commencing on the date hereof and continuing through May 31, 2012 (the “Remaining Term”), unless previously terminated by the Company or Employee prior to such date pursuant to the terms of Section 6 hereof.”
     3. Section 3(a) of the Employment Agreement is hereby amended by replacing it in its entirety with the following:
“The Employee shall be employed by the Company as its Chief Executive Officer. At all times, the Employee shall serve under the direction of the Board of Directors and shall perform such services as the Board of Directors in its sole discretion, shall deem appropriate. The Company and the Board acknowledge that the President may, in the future, share certain of the tasks and responsibilities normally performed by the Employee as Chief Executive Officer, and may report directly to the Board of Directors in such matters.”
     4. Section 5(e) of the Employment Agreement is hereby amended by inserting the following immediately prior to the period at the end of the second sentence thereof and the immediately following sentence thereto:
“or if the Company terminates the Employee’s employment under this Agreement other than for Cause. In addition, Employee shall have a period of two years following any termination of employment with the Company (other than for Cause), or following expiration hereof, to exercise all then-outstanding options that are issued in Employee’s name.”
     5. Section 6(a) of the Employment Agreement is hereby amended by replacing the first sentence of the second paragraph thereof with the following:”
“If the Company terminates the Employee’s employment under this Agreement other than for Cause, then the Company shall be obligated to pay to the Employee (or his estate or representative, as appropriate) an amount equal to the remaining base salary payments that would otherwise be paid to Employee during the unexpired portion of the Remaining Term at the base salary in effect on the date of termination, payable bi-monthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for the unexpired portion of the Remaining Term, including, without limitation, continuation of any Company-sponsored benefits as described in Section 5(a) for the Employee and his family.”
     6. Except as amended and modified by this Third Amendment, the Employment Agreement shall continue in full force and effect. The Employment Agreement and this Third Amendment shall be construed as one and the same instrument.
     7. This Third Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Third Amendment to produce or account for more than one such counterpart.
     8. This Third Amendment (i) constitutes the entire contract between the parties relative to the amendments to the Employment Agreement made hereby, (ii) supersedes all prior agreements, consents and undertakings relating to such amendments and (iii) may not be contradicted by evidence of prior contemporaneous or subsequent oral agreements of the parties.
     9. This Third Amendment shall be construed and enforced in accordance with the laws of the State of Texas.
     10.. This Third Amendment shall be binding upon and shall inure to the benefit of and enforceable by the parties hereto and their respective successors and assigns.
[Remainder Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Third Amendment to the Employment Agreement effective (the “Effective Date”) for all purposes as of the date first above written.

COMPANY:

REPROS THERAPEUTICS INC.

By:	/s/ Mark Lappe

Mark Lappe
Chairman of the Board

EMPLOYEE:

By:	/s/ Joseph S. Podolski

Joseph S. Podolski